FS Investment Corporation  8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Again Raises Public Offering Price

PHILADELPHIA, PA, April 2, 2012 – On March 30, 2012, FS Investment Corporation (“FSIC”) increased its public offering price from $10.70 per share to $10.75 per share. The increase in FSIC’s public offering price, which is consistent with previous public guidance provided by FSIC, was effective as of FSIC’s April 2, 2012 semi-monthly closing and first applied to subscriptions received from March 16, 2012 through April 1, 2012.

“Strong returns in our portfolio have led to our second share price increase in the past two months,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC.  “Our portfolio continues to benefit from the overall positive performance of the markets as well as from our increased exposure to proprietary transactions made available to us by our investment sub-adviser, GSO / Blackstone.”

The purpose of the price increase was to ensure that FSIC’s net asset value (“NAV”) per share did not exceed FSIC’s offering price per share, after deduction of selling commissions and dealer manager fees, as required by the Investment Company Act of 1940, as amended.

Guidance Regarding Public Offering Price

If FSIC’s strong portfolio performance continues, causing FSIC’s NAV per share to exceed FSIC’s net offering price per share, FSIC’s board of directors (the “Board”) may increase the per share offering price of its common stock for its future semi-monthly closings. FSIC expects that, if adjusted, the per share public offering price will be between $10.75 and $10.85 per share.  The Board has not yet determined that a further adjustment to the newly-established offering price of $10.75 per share will be necessary. In the event FSIC determines to adjust its current offering price, a separate announcement will be issued.

About FS Investment Corporation

FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $37.0 billion in assets under management as of December 31, 2011, is the credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.